STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Thomas DeByle, CFO

FOR IMMEDIATE RELEASE

(603) 893-9701

email:  InvestorRelations@Standex.com

STANDEX REPORTS FIFTH CONSECUTIVE QUARTER OF YEAR-OVER-YEAR REVENUE GROWTH IN THIRD QUARTER OF FISCAL 2011

•

Reports over 8% year-over-year revenue growth

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Four of five business segments report higher year-over-year sales

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Non-GAAP EPS increases 22% year-over-year

•

Company sees improving demand in key end markets

SALEM, NH – April 28, 2011 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the third quarter of fiscal 2011 ended March 31, 2011.

▪

Net sales increased 8% to $146.6 million from $135.4 million in the third quarter of fiscal 2010.

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Income from operations was $7.0 million, compared with $6.7 million in the third quarter of fiscal 2010.  Operating income for the third quarter of 2011 includes pretax, $0.2 million in restructuring expenses, and $0.9 million in acquisition-related expenses.  The third quarter of fiscal 2010 included a $0.7 million pretax restructuring charge. Excluding these items from both periods, the Company reported non-GAAP third-quarter of fiscal 2011 operating income of $8.1 million, compared to $7.4 million in the year-earlier quarter.

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Net income from continuing operations was $5.2 million, or $0.41 per diluted share, including, after tax, a $0.1 million restructuring charge, $0.6 million in acquisition expenses, and a $0.2 million gain from non-recurring tax items.  This compares with third-quarter 2010 net income from continuing operations of $4.6 million, or $0.37 per diluted share, including, after tax, a $0.4 million restructuring charge, and a $0.4 million gain from non-recurring tax items.  Excluding the aforementioned items from both periods, non-GAAP net income from continuing operations was $5.6 million, or $0.45 per diluted share, compared with $4.7 million, or $0.37 per diluted share in the same period last year.

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EBITDA (earnings before interest, income taxes, depreciation and amortization) was $10.4 million compared with $10.6 million in the third quarter of fiscal 2010.  Excluding the previously mentioned items from both periods, EBITDA was $11.4 million compared with $11.2 million in the third quarter of fiscal 2010.

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Net working capital (defined as accounts receivable plus inventories less accounts payable) was $122.9 million at the end of the third quarter of 2011, compared with $102.6 million a year earlier.  Working capital turns were 4.9 turns for the third quarter of fiscal 2011 and 5.3 for the third quarter of fiscal 2010.

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Net debt (defined as short-term debt plus long-term debt less cash) increased to $68.3 million at March 31, 2011 from $46.3 million at December 31, 2010.  The Company’s ratio of net debt to total capital was 23.4% at March 31, 2011 compared with 17.7% at December 31, 2010.

A reconciliation of net income, earnings per share, net income from continuing operations from reported GAAP amounts to non-GAAP amounts is included later in this release.

Management Comments on the Quarter

“Double-digit sales growth at three of our five business segments was partially offset by a difficult comparison with last year’s third quarter for our Engineering Technologies Group,” said President and CEO Roger Fix.   “Nonetheless, this was our fifth consecutive quarter of year-over-year sales improvement, and operating leverage from our cost reduction and productivity initiatives enabled us to flow a significant share of this improvement to our bottom line.  Although the third quarter is seasonally our slowest of the year, this was our eighth consecutive quarter of year-over-year non-GAAP operating margin growth. Non-GAAP net income from continuing operations grew 20.2% to $5.6 million, and non-GAAP earnings grew 22% to $0.45 per diluted share.”

Segment Review

Food Service Equipment Group revenues increased by 10.2% year-over-year, with operating income growing 19.8%.

“While our third fiscal quarter is the seasonally lowest sales quarter of the year, our Food Service Equipment Group posted solid top-line growth despite near-term challenges on the refrigeration side of the market,” said Fix.  “The overall North American food service equipment market appears to have stabilized and begun to grow again after over two years of decline.  Activity in certain segments of the market is clearly accelerating.  Although key customers in the retail segment of the refrigeration market have delayed a portion of their new store construction as well as remodeling, our refrigeration sales were up modestly year-over-year in the quarter due to strength in the quick service restaurant segment.  We do expect stronger sales in both the fourth quarter of fiscal 2011 and first quarter of fiscal 2012 as the outlook for the retail segment for our refrigeration segment remains very positive.1”

“The Cooking Solutions Group, however, produced double-digit year-over-year sales growth with strength both in North America and internationally,” said Fix.  “This also was a quarter of double-digit growth for our Procon pump business, reflecting continuing strength in the global beverage market coupled with improving industrial demand.

Although market pricing in the food service equipment segment of our business has lagged the increases in metal costs during the past few quarters, our near-term outlook indicates a period of stability in these costs as well as a significantly more favorable Food Service Equipment pricing environment.1”

The year-over-year operating profit comparison for the quarter for this group was negatively impacted by approximately $0.6 million of expenses associated with our attendance at the North American Food Service Equipment Manufacturers (NAFEM) show that is held every other year.  Our Food Service Equipment group attended this year’s show and had on display a significant number of new products. In particular, our new range line was very well received by customers.

The Engraving Group’s sales increased by 18.0% year-over-year, with a 94.3% increase in operating income as a result of strong operating leverage.

“Although our third fiscal quarter tends to be the slowest of the year, reflecting seasonal fluctuations in mold texturizing automotive demand, overall Engraving Group sales were up strongly year-over-year,” said Fix.  “The demand for mold texturizing services remained strong in the quarter in most geographic segments.  Roll engraving and machinery sales remained essentially flat for the quarter but we continue to see signs of strengthening in these markets as quotation activity had improved and several key projects continue to move through the sales pipeline.1  Our recent Engraving Group acquisitions in India and South Africa performed beyond our expectations in terms of both sales and profitability, and our international initiatives produced another quarter of solid growth in China, India and Brazil.  While our low cost sourcing initiative for Engraving did not positively contribute to this quarter’s earnings, we continue to pursue low cost suppliers globally for blank rolls and machinery components.”

Engineering Technologies Group revenue for the third quarter declined by 30.4% year-over-year as a result of a difficult year-over-year comparison due to unusually large shipments for an order related to the Company’s Teledyne Brown contract for NASA in the third quarter last year.  Operating income was down 67.3% as a result of the lower sales volume. The acquisition of Metal Spinners Group was dilutive to Standex's earnings by $0.05 per diluted share in the third quarter of fiscal 2011 and further negatively impacted both profitability and profit margin in this group.  The Company expects from $0.00 to $0.01 of dilution in fiscal 2011 due to the impact of purchase accounting and acquisition related expenses.1 Metal Spinners Group is projected to contribute $0.14 to $0.17 per diluted share to earnings in fiscal 2012.1

"Our acquisition of U.K.-based Metal Spinners Group Ltd. was the key development for our Engineering Technologies Group in the third quarter,” Fix said.  “Metal Spinners is an exceptionally strong synergistic fit with our Spincraft business because it has enabled us to establish a presence in new attractive end-user market segments and provides us geographic expansion opportunities into Europe.  Metal Spinners Group provides Spincraft with high efficiency, high precision, manufacturing capabilities that should enable us to expand our relationships with existing customers, address new applications and win new accounts.1”

“The early responses from existing and potential customers to our adding Metal Spinners Group to the Spincraft family have been extremely positive,” said Fix.  “We are particularly excited by the growth opportunities the transaction has generated in the oil and gas and aviation segments.  Specifically, we expect the oil and gas segment to provide us with solid top line growth opportunities in FY12.1”

The Electronics and Hydraulics Group reported 28.4% year-over-year growth in revenues as operating income increased 69.1%.

“This was another quarter of strong growth in sales and profitability for our Electronics and Hydraulics Group,” Fix said.  “Electronics posted record shipments of reed switches in the quarter, as we continued to see the positive effects of our focus on key strategic accounts and in expanding our sales channel infrastructure globally, particularly in the higher value-add market segments such as medical equipment.  Given the growth in our new business pipeline, we are investing capital that will allow us to increase our reed switch capacity over the next 12 months.  Across our Electronics business, we have a strong intellectual property position as it relates to applications in medical equipment, aerospace, industrial and automotive applications, coupled with low-cost manufacturing in Mexico and China.  As a result, we are well-positioned with blue chip OEM customers who are consolidating their supply base to those suppliers that can provide strong engineering capabilities coupled with global low-cost manufacturing operations.1”

“Our Hydraulics business delivered its third consecutive quarter of double-digit, year-over-year growth,” said Fix.  “This growth confirms our view that the North American hydraulics market is beginning to grow again.1  In addition, we are seeing greater opportunities for telescopic cylinders in Central and South America, Australia and Southeast Asia, as well as early signs of recovery in the European hydraulics market.1  At the same time, our China strategy is working well.  We continue to increase our penetration as a supplier to the Chinese hydraulics market, while at the same time introducing products such as rod cylinders that we manufacture in China to markets around the world.  During the quarter we also saw an increasingly positive pricing environment due to increases in carbon steel metal cost.”

Air Distribution Products Group (“ADP”) sales increased 8.3% from the same period last year, and the business recorded an operating loss of $1.1 million in the quarter.

“Although U.S. housing starts remained essentially flat year-over-year, ADP produced solid top-line growth in the third quarter,” Fix said.  “This reflects our efforts to capture market share by introducing new products, expanding our wholesale distribution channel and penetrating new geographic locations.  While ADP reported a loss in the third quarter, we were successful in positioning ADP to benefit from an improving product pricing environment industry-wide, and we expect to see the results of this initiative in our fiscal fourth quarter.1”

Business Outlook

“Standex is solidly positioned to benefit from the continued growth occurring in most of our end markets,” said Fix.  “We continue to focus all of our business units to implement organic growth initiatives, drive price increase into the market and target acquisition opportunities that provide very synergistic top line and cost opportunities within these markets.  We have the balance sheet strength and liquidity to continue investing in these strategies, and our cost reduction and productivity improvements over the past few years have significantly improved our operating leverage and profitability.  We look forward to concluding fiscal 2011 with a solid fourth quarter and beginning the new fiscal year with strong momentum.1”

Conference Call Details

Standex will host a conference call for investors today, Thursday, April 28, at 10:00 a.m. ET.  On the call, Roger Fix, president and CEO, and Thomas DeByle, CFO, will review the Company’s financial results and business and operating highlights.  Investors interested in listening to the webcast should log on to the “Investor Relations” section of Standex’s website, located at www.standex.com.  The Company's slide show accompanying the web cast audio also can be accessed via its website.  To listen to the playback, please dial (888) 286-8010 in the U.S. or (617) 801-6888 internationally; the passcode is 55885341.  The replay also can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

EBITDA, which is "Earnings Before Interest, Taxes, Depreciation and Amortization," non-GAAP income from operations, non-GAAP net income from continuing operations and free cash flow are non-GAAP financial measures and are intended to serve as a complement to results provided in accordance with accounting principles generally accepted in the United States.  Standex believes that such information provides an additional measurement and consistent historical comparison of the Company's performance.  A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment Group, Air Distribution Products Group, Engineering Technologies Group, Engraving Group and Electronics and Hydraulics Group with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil, Turkey, South Africa, India and China.  For additional information, visit the Company's website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are uncertainty in conditions in the financial and banking markets, general domestic and international economy including more specifically increases in raw material costs, the ability to substitute less expensive alternative raw materials, the heavy construction vehicle market, the new residential construction market, the ability to continue to successfully implement productivity improvements, increase market share, access new markets, introduce new products, enhance our presence in strategic channels, the successful expansion and automation of manufacturing capabilities and diversification efforts in emerging markets, the ability to continue to achieve cost savings through lean manufacturing, cost reduction activities, and low cost sourcing, effective completion of plant consolidations and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2010, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date.  While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Standex International Corporation
Consolidated Statement of Operations

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Net sales	$146,592	$135,411	$459,174	$426,373
Cost of sales	102,696	94,122	313,890	291,200
Gross profit	43,896	41,289	145,284	135,173

Selling, general and administrative expenses	36,705	33,884	109,336	102,819
Gain on sale of real estate	0	-	(3,368)	(1,405)
Restructuring costs	185	660	1,623	3,687

Income from operations	7,006	6,745	37,693	30,072

Interest expense	466	752	1,647	2,486
Other (income) expense, net	150	(224)	95	(413)
Total	616	528	1,742	2,073

Income from continuing operations before income taxes	6,390	6,217	35,951	27,999
Provision for income taxes	1,224	1,576	10,147	8,579
Net income from continuing operations	5,166	4,641	25,804	19,420

Income (loss) from discontinued operations, net of tax	(76)	(40)	(707)	917

Net income	$5,090	$4,601	$25,097	$20,337

Basic earnings per share:
Income from continuing operations	$0.41	$0.37	$2.07	$1.56
Income (loss) from discontinued operations	0.00	0.00	(0.06)	0.07
Total	$0.41	$0.37	$2.01	$1.63

Diluted earnings per share:
Income from continuing operations	$0.41	$0.37	$2.03	$1.54
Income (loss) from discontinued operations	(0.01)	(0.01)	(0.06)	0.07
Total	$0.40	$0.36	$1.97	$1.61

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
	Nine Months Ended March 31,
	2011	2010
Cash Flows from Operating Activities
Net income	$25,097	$20,337
Income (loss) from discontinued operations	(707)	917
Income from continuing operations	25,804	19,420

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,221	10,999
Stock-based compensation	2,306	2,751
Non-cash portion of restructuring charges	476	1,768
(Gain) loss on sale of investments, real estate and equipment	(3,368)	(1,405)
Net changes in operating assets and liabilities	(9,706)	(3,861)
Net cash provided by operating activities - continuing operations	25,733	29,672
Net cash used for operating activities - discontinued operations	(1,847)	(493)
Net cash provided by operating activities	23,886	29,179
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(4,934)	(2,980)
Expenditures for acquisitions, net of cash acquired	(26,603)	-
Expenditures for executive life insurance policies	(514)	-
Proceeds withdrawn from life insurance policies	-	93
Other investing activities	(1,127)	-
Proceeds from sale of real estate and equipment	5,745	8,694
Net cash provided by (used for) investing activities from continuing operations	(27,433)	5,807
Net cash provided by investing activities from discontinued operations	-	-
Net cash provided by (used for) investing activities	(27,433)	5,807
Cash Flows from Financing Activities
Proceeds from revolving debt borrowings	64,000	48,000
Payments of revolving debt	(66,500)	(77,500)
Short-term borrowings, net	1,600	-
Activity under share-based payment plans	259	288
Excess tax benefit from share-based payment activity	247	-
Cash dividends paid	(2,127)	(1,808)
Purchase of treasury stock	(5,114)	(565)
Net cash used for financing activities from continuing operations	(7,635)	(31,585)
Net cash used for financing activities from discontinued operations	--	--
Net cash used for financing activities	(7,635)	(31,585)

Effect of exchange rate changes on cash	1,631	18

Net changes in cash and cash equivalents	(9,551)	3,419
Cash and cash equivalents at beginning of year	33,630	8,984
Cash and cash equivalents at end of period	$24,079	$12,403

Standex International Corporation
Condensed Consolidated Balance Sheets

	March 31,	June 30,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$24,079	$33,630
Accounts receivable, net	93,513	92,520
Inventories, net	86,839	69,554
Income tax receivables	-	3,634
Prepaid expenses and other current assets	7,653	5,346
Deferred tax asset	11,629	12,351
Total current assets	223,713	217,035

Property, plant, and equipment, net	97,089	93,227
Intangible assets, net	21,158	17,791
Goodwill	119,108	102,804
Other non-current assets	17,353	15,422
Total non-current assets	254,708	229,244

Total assets	$478,421	$446,279

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt	$1,600	$-
Accounts payable	57,482	58,514
Accrued liabilities	38,781	40,683
Income taxes payable	637	-
Current liabilities – discontinued operations	1,305	2,319
Total current liabilities	99,805	101,516

Long-term debt	90,800	93,300
Accrued pension and other non-current liabilities	64,309	59,400
Total non-current liabilities	155,109	152,700

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	31,695	31,460
Retained earnings	468,223	445,313
Accumulated other comprehensive loss	(56,073)	(66,456)
Treasury shares	(262,314)	(260,230)
Total stockholders' equity	223,507	192,063

Total liabilities and stockholders' equity	$478,421	$446,279

Standex International Corporation
Selected Segment Data

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Net Sales
Food Service Equipment	$83,295	$75,602	$268,588	$249,312
Air Distribution Products	12,270	11,333	39,498	38,729
Engraving	21,992	18,635	63,435	57,701
Engineering Technologies	10,996	15,797	37,025	42,815
Electronics and Hydraulics	18,039	14,044	50,628	37,816
Total	$146,592	$135,411	$459,174	$426,373

Income from operations
Food Service Equipment	$6,795	$5,674	$27,922	$28,796
Air Distribution Products	(1,127)	(1,626)	(1,860)	(1,885)
Engraving	3,555	1,830	10,875	6,613
Engineering Technologies	1,563	4,775	7,780	10,046
Electronics and Hydraulics	2,520	1,490	7,200	3,051
Corporate	(6,115)	(4,738)	(15,969)	(14,267)
Total	$7,191	$7,405	$35,948	$32,354

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
	Three Months Ended			Nine Months Ended
	March 31,			March 31,
	2011	2010	% Change	2011	2010	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Income from operations, as reported	$7,006	$6,745	3.9%	$37,693	$30,072	25.3%
Adjustments:
Restructuring charges	185	660		1,623	3,687
Acquisition-related expenses	878	-		1,278	-
Gain on sale of real estate	-	-		(3,368)	(1,405)
Adjusted income from operations	$8,069	$7,405	9.0%	$37,226	$32,354	15.1%
Interest and other expenses	(616)	(528)		(1,742)	(2,073)
Provision for income taxes	(1,224)	(1,576)		(10,147)	(8,579)
Discrete tax items	(245)	(400)		(503)	(400)
Tax impact of above adjustments	(367)	(228)		198	(787)
Net income from continuing operations, as adjusted	$5,617	$4,673	20.2%	$25,032	$20,515	22.0%

EBITDA and Adjusted EBITDA:
Income from continuing operations before income taxes, as reported	$6,390	$6,217		$35,951	$27,999
Add back:
Interest expense	466	752		1,647	2,486
Depreciation and amortization	3,502	3,613		10,220	10,999
EBITDA	$10,358	$10,582	-2.1%	$47,818	$41,484	15.3%
Adjustments:
Restructuring charges	185	660		1,623	3,687
Acquisition-related expenses	878	-		1,278	-
Gain on sale of real estate	-	-		(3,368)	(1,405)
Adjusted EBITDA	$11,421	$11,242	1.6%	$47,351	$43,766	8.2%

Free operating cash flow:
Net cash provided by operating activities, as reported	$2,166	$4,386		$23,886	$29,179
Less: Capital Expenditures	(1,522)	(1,312)		(4,934)	(2,980)
Free operating cash flow	$644	$3,074		$18,952	$26,199
Net income	5,090	4,601		25,097	20,337
Conversion of free operating cash flow	12.7%	66.8%		75.5%	128.8%

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended			Nine Months Ended
	March 31,			March 31,
	2011	2010	% Change	2011	2010	% Change
Adjusted earnings per share from continuing operations

Diluted earnings per share from continuing operations, as reported	$0.41	$0.37	10.8%	$2.03	$1.54	31.8%

Adjustments:
Restructuring charges	0.01	0.03		0.08	0.19
Acquisition-related expenses	0.05	-		0.07	-
Gain on sale of real estate	-	-		(0.16)	(0.07)
Discrete tax items	(0.02)	(0.03)		(0.04)	(0.03)
Diluted earnings per share from continuing operations, as adjusted	$0.45	$0.37	21.6%	$1.98	$1.63	21.5%